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                                                                    Exhibit 10.1

May 15, 2000


Name
Address


Dear Mr./Ms.,

Your Change in Control Agreement dated __________ related to the provisions that address Limitation on Payment and Benefits, Article III, 1.c. This section
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will be replaced in its entirety with the following paragraphs:

     Limitation on Change in Control Payments. Notwithstanding anything in this
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     Agreement to the contrary, if any of the payments or benefits to be made or provided in connection with this Agreement, together with any other payments, benefits or awards which you have the right to receive from the company, or any corporation which is a member of an "affiliated group" (as defined in section 1504(a) of the Code without any regard to section
     1504(b) of the Code) of which the Company is a member ("Affiliate"), constitute an "excess parachute payment" (as defined in Section 280G(b) of the Code), two calculations will be performed. In the first calculation, the payments, benefits or awards to be received solely pursuant to this Agreement (and excluding any benefits to be received from the existing
     Stock Option and Incentive Plan) will be reduced by the amount the Company deems necessary so that none of the payments or benefits under the Agreement (including those from the existing Stock Option and Incentive
     Plan) are excess parachute payments. In the second calculation, the payments will not be reduced so as to eliminate an excess parachute payment, but will be reduced by the amount of the applicable excise tax that the officer will pay related to all change in control benefits received as imposed by section 4999 of the Code. The two calculations will be compared and the calculation providing the largest net payment to the employee will be utilized to determine the change in control payments made to the officer. The calculations must be made in good faith by legal counsel or a certified public accountant selected by the Company, and such determination will be conclusive and binding upon you and the Company.

     If a reduction in payments or benefits is required by the comparison above, the payments or benefits under the Agreement shall be reduced in the order that minimizes the amount of total reduction in payments and benefits under the Agreement as a result of this provision.
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(Name), if you are in accord with this change to your agreement, please sign and return the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

BIO-VASCULAR, INC.


By:___________________________

Title:________________________


Agreed to:

By:___________________________